Exhibit 3.1

ARTICLES OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
PINEAPPLE ENERGY INC.

The undersigned, Eric Ingvaldson, in his capacity as Chief Financial Officer and Secretary of Pineapple Energy Inc., a Minnesota corporation (the “Corporation”), hereby certifies that:

1.            The name of the Corporation is Pineapple Energy Inc.

2.            The first paragraph of Article V of the Corporation’s Third Amended and Restated Articles of Incorporation has been amended to read in its entirety as follows:

“The authorized capital stock of this corporation shall be Seventy-Five Million (75,000,000) shares of Common Stock of the par value of five cents ($.05) per share (the “Common Stock”) and Three Million (3,000,000) shares of Preferred Stock of the par value of One Dollar ($1.00) per share (the “Preferred Stock”).”

That the foregoing amendment has been adopted in accordance with the requirements of, and pursuant to, Chapter 302A of the Minnesota Statutes.

IN WITNESS WHEREOF, I have subscribed my name this 9th day of December, 2022.

/s/ Eric Ingvaldson
Eric Ingvaldson
Chief Financial Officer and Secretary